EXHIBIT F-6

             [Letterhead of Entergy Services, Inc.]


                                                November 27, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs:

          I have reviewed the joint Application-Declaration on Form U-1, as amended through the date hereof (the "Application-Declaration"), filed by Entergy Arkansas, Inc. ("Company"), Entergy Corporation ("Entergy"), Entergy Gulf States, Inc. ("Gulf States"), Entergy Louisiana, Inc. ("Louisiana"), Entergy Mississippi, Inc. ("Mississippi"), Entergy New Orleans, Inc. ("New Orleans"), System Energy Resources, Inc. ("System Energy"), Entergy Operations, Inc. ("EOI"), Entergy Services, Inc. ("ESI") and System Fuels, Inc. ("SFI"), relating to (i) the extension of the operation of the Entergy System Money Pool ("Money Pool"),
(ii) the proposed loans by the Company from time to time of available funds to Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI, ESI and SFI through the Money Pool and the proposed acquisition by the Company from such companies of promissory notes ("Money Pool Notes") in connection therewith,
(iii) the proposed borrowings by the Company from time to time through the Money Pool and the proposed issuance by the Company to Entergy, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI, ESI and SFI of promissory notes ("Company Notes") in connection therewith, (iv) the proposed borrowings by the Company from time to time from banks and the proposed issuance by the Company of a promissory note or promissory notes in connection therewith ("Bank Notes"), and (v) the proposed issuance and sale by the Company from time to time of commercial paper ("Commercial Paper Notes") to commercial paper dealers, all as described in the Application-Declaration. I am counsel for the Company and am of the opinion that:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

          (2) In the event that the proposed transactions shall have been duly authorized by all necessary corporate actions on the part of the Company and are consummated in accordance with the provisions of the Company's organizational documents and the Application-Declaration:

          (a) insofar as the participation by the Company in such transactions is concerned, all state laws applicable thereto will have been complied with;

          (b)    the  Company  Notes,  the  Bank  Notes  and  the
     Commercial Paper Notes to be issued by the Company will be valid and binding obligations of the Company in accordance with their respective terms;

          (c) assuming that they will have been duly authorized and validly issued, the Company will legally acquire the Money Pool Notes to be issued by Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI, ESI and SFI evidencing their respective borrowings from the Company through the Money Pool; and

          (d) the consummation by the Company of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof of which I am aware.

          I am a member of the Bars of the State of Louisiana and New Jersey and do not hold myself out as an expert on the laws of any other state.

          My consent is hereby given to the filing of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,


                              /s/ Mark W. Hoffman, Esq.


                              Mark W. Hoffman, Esq.